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                                                                    EXHIBIT 99.1

ROCKWELL MEDICAL TECHNOLOGIES, INC. REPORTS 40.5% INCREASE IN SALES REVENUE FOR FIRST QUARTER 2003

WIXOM, MICHIGAN, May 8, 2003 -- Rockwell Medical Technologies, Inc. (Nasdaq:
RMTI), a leading, innovative hemodialysis concentrate manufacturer in the healthcare industry, reported today that its first quarter 2003 sales were $3,435,000, an increase of 40.5% over the first quarter of 2002. First quarter loss per share narrowed to ($.01), a $.04 per share improvement over the first quarter of 2002. The Company generated a positive EBITDA in the first quarter.

First quarter sales growth of 40.5% was due to a combination of strong growth in the Company's core concentrate product lines and to the expansion of ancillary product sales. The Company realized substantial growth from its Dri-Sate(R) Dry Acid Concentrate product line with sales up 45% from a year ago. Ancillary product sales grew significantly, primarily because of increased sales of blood tubing.

The Company's net loss was ($86,793) in the first quarter of 2003, which was a $259,000 improvement over the first quarter of 2002. First quarter loss per share decreased to ($.01), as compared to a loss per share of ($.05) in 2001, with improved sales and operating margins driving the improvement in results.

Mr. Robert L. Chioini, Chairman, CEO, and President of Rockwell Medical Technologies, Inc. said, "We continue to increase our revenue base by aggressively marketing our core concentrate product line, primarily our patent-protected Dri-Sate(R) Dry Acid Concentrate Mixing System. The Dri-Sate(R) System enables us to gain new customers as well as expand on existing relationships with multi-site dialysis providers. As a result of our recently signed supply agreement with DaVita, coupled with continued sales penetration and improved operations, we believe Rockwell will achieve profitability in our core concentrate business."

Mr. Chioini further stated, "We have been making sound progress in the development of our proprietary dialysate iron product. The Company anticipates initiating Phase III clinical trials for FDA approval of the product this year. Upon FDA approval, we believe this product will aggressively compete for the estimated $270 million iron maintenance therapy market."

In 2002, the Company licensed the global rights to patents covering the inclusion of water soluble iron in its dialysate products. During Phase II clinical trials, Ferric Pyrophosphate, delivered via dialysate, was well tolerated by patients and proved to be effective at iron maintenance therapy without causing the serious side effects present with current intravenous (IV) iron products. The Company is required to obtain FDA approval to market its dialysate iron product. The Company estimates the IV iron market to be approximately $270 million per year.

Rockwell Medical Technologies, Inc. is an innovative leader in manufacturing, marketing and delivering high-quality dialysis solutions, powders and ancillary products to hemodialysis providers. Hemodialysis is a process that duplicates kidney function for patients whose kidneys have failed to work properly and suffer from end-stage renal disease (ESRD). There are an estimated 350,000 dialysis patients in the United States and the incidence of ESRD has increased 6-8% on average each year over the last decade. Rockwell's products are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell offers the patent-protected Dri-Sate(R) Dry Acid Mixing System, Liquid Concentrate, SteriLyte(R) Liquid Bicarbonate, Powder Bicarbonate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at www.rockwellmed.com for more information.


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Certain statements in this press release with respect to Rockwell's business and operations, including the statements regarding the Company's ability to achieve a profitable level of operations in 2003 and the potential of the Company's proprietary dialysate iron product, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, general economic conditions, economic conditions in the hemodialysis industry, competitive factors, failure to obtain FDA approval, and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                         CONSOLIDATED INCOME STATEMENTS

          FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND MARCH 31, 2002

                                 (WHOLE DOLLARS)
                                   (Unaudited)

                                                                       THREE MONTHS         THREE MONTHS
                                                                          ENDED                ENDED
                                                                      MARCH 31, 2003       MARCH 31, 2002
                                                                      --------------       --------------

       SALES.......................................................    $ 3,434,737          $ 2,445,330
       Cost of Sales...............................................      2,961,937            2,233,678
                                                                       -----------          -----------
       GROSS PROFIT................................................        472,800              211,652
       Selling, General and Administrative.........................        520,235              527,869
                                                                       -----------          -----------
       OPERATING LOSS  ............................................        (47,435)            (316,217)
       Interest Expense, net ......................................         39,358               29,997
                                                                       -----------          -----------
       NET LOSS....................................................    $   (86,793)         $  (346,214)
                                                                       ===========          ===========

       Average shares outstanding                                        8,488,283            7,287,090
       BASIC AND DILUTED LOSS PER SHARE............................       $ (.01)              $ (.05)